NATIONAL PENN BANCSHARES, INC. CAPITAL ACCUMULATION PLAN
                (Amended and Restated Effective January 1, 1997)

                                 (Revised 2001)

                                 Amendment No. 2


         National Penn Bancshares, Inc. (the "Company"), adopted the National Penn Bancshares, Inc. Capital Accumulation Plan (Amended and Restated Effective January 1, 1997) (Revised 2001) (the "Plan") and subsequently amended the Plan by Amendment No. 1 thereto. The Company hereby further amends the Plan to revise Amendment No. 1 thereto, as hereinafter set forth.

         1. Item 6 of Amendment No. 1 revising subsections 6(b) - (d) of the Plan is effective as of the December 31, 2001 Valuation Date.

         2. In all other respects, Amendment No. 1 to the Plan is ratified and confirmed.

         IN WITNESS WHEREOF, and as evidence of the adoption of this Amendment by the Company, it has caused the same to be signed by its officers thereunto duly authorized, and its corporate seal to be affixed hereto, this 7th day of January, 2002.

                                   NATIONAL PENN BANCSHARES, INC.
Attest:


/s/ Sandra L. Spayd                By: /s/ Wayne R. Weidner
-------------------------             ---------------------------
Sandra L. Spayd                       Wayne R. Weidner
Secretary                             Chairman, President and
                                      Chief Executive Officer

(Corporate Seal)